Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) dated August 28, 2020, is by and between COMMUNICATIONS SYSTEMS, INC., a Minnesota corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1 LINE OF CREDIT.

(a)           Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including August 28, 2021, not to exceed at any time the aggregate principal amount of $5,000,000 (“Line of Credit”), the proceeds of which shall be used Borrower’s for working capital purposes and general corporate purposes (including the issuance of letters of credit in accordance with the terms hereof). Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note, originally of even date herewith (as amended, restated, supplemented, extended, renewed, replaced or otherwise modified from time to time, “Line of Credit Note”).

(b)           Limitation on Borrowings. Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth in clause (a) above, shall not at any time exceed an aggregate amount of (the following, the “Borrowing Base”):

(i)	the Margin Value of Eligible Pledged Securities, minus

(ii)	the current Purchasing Card Commitment, minus

(iii)	undrawn amount of all Subfeature Letters of Credit, minus

(iv)	the aggregate amount of Reserves, if any, established by Bank from time to time.

As used herein, the following terms have the meanings set forth below:

(A)          “Eligible Pledged Securities” means those marketable securities owned by Borrower on deposit in the Pledged Securities Account and in which Bank has a perfected first-priority security interest, and that are (i) designated as eligible or otherwise of a type or types determined acceptable to Bank from time to time in its Permitted Discretion, (ii) held in the Pledged Securities Account and subject to a Securities Account Control Agreement in favor of Bank that is in full force and effect, and (iii) not subject to a security interest or Lien in favor of any other person or entity other than Bank.

(B)          “Margin Value” has the meaning set forth in that certain Security Agreement: Securities Account of even date herewith executed by Borrower in favor of Bank (as the same may be amended, restated, supplemented or otherwise modified from time to time).

(C)          “Permitted Discretion” means a determination made in the exercise of the good faith judgment of Bank.

(D)          “Pledged Securities” means the marketable securities on deposit in the Pledged Securities Account.

(E)          “Pledged Securities Account” means, collectively, that certain securities account number [Account Number Redacted] maintained by Borrower with Wells Fargo Securities,

LLC and that certain safekeeping account number [Account Number Redacted] maintained by Borrower with Wells Fargo Bank, National Association, in each case together with all subaccounts thereof and any duplicate, corollary or replacement account thereof, as each of the foregoing may be renewed, substituted, re-numbered or recaptioned from time to time.

(F)          “Purchasing Card Commitment” means Bank’s then-current commitment in respect of purchase cards offered to Borrower (including so-called “procurement cards” or “p-cards”), which as of the date of this Agreement is $750,000.

(G)          “Reserves” means, as of any date of determination, an amount or percentage of a specific category or item that Bank establishes in its Permitted Discretion from time to time to reduce availability under the Line of Credit to reflect events, conditions, contingencies, or risks which might affect the assets, business or prospects of any of Borrower, any Guarantor, any other Third Party Obligor or any of the Collateral or its value or the enforceability, perfection or priority of Bank’s security interest or other Lien in any of collateral pledged as security for the Obligations.

(H)          “Securities Account Control Agreement” means a securities account control agreement of even date herewith, covering the Pledged Securities Account and in form and substance satisfactory to Bank, executed and delivered by Borrower, Wells Fargo Securities, LLC and Wells Fargo Bank, N.A to Bank, as the same may be amended, restated, supplemented or otherwise modified in accordance with the terms thereof.

(c)           Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth herein.

(d)           Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause a branch, a subsidiary or an affiliate to issue standby letters of credit and sight commercial letters of credit for the account of Borrower (“Subfeature Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Subfeature Letters of Credit shall not at any time exceed $500,000. Bank shall have no obligation to issue a Subfeature Letter of Credit if (i) any order, judgment, or decree of any governmental authority or arbitrator shall, by its terms, purport to enjoin or restrain Bank from issuing such Subfeature Letter of Credit, or any law applicable to Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over Bank shall prohibit or request that Bank refrain from the issuing of letters of credit generally or such Subfeature Letter of Credit in particular, or (ii) such

Subfeature Letter of Credit would violate one or more policies of Bank applicable to letters of credit generally, or (iii) if amounts demanded to be paid under any Subfeature Letter of Credit will or may not be in United States Dollars. The form and substance of each Subfeature Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Subfeature Letter of Credit shall be issued for a term not to exceed one year, as designated by Borrower; provided however, that no Subfeature Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Subfeature Letters of Credit shall be reserved under the Line of Credit (including the Borrowing Base) and shall not be available for borrowings thereunder. Each Subfeature Letter of Credit shall be subject to the additional terms and conditions of Bank’s standard standby letter of credit agreement or Bank’s standard commercial letter of credit agreement and all applications and related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Subfeature Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.

SECTION 1.2    [RESERVED].

SECTION 1.3    INTEREST/FEES.

(a)           Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith. The promissory notes or other instruments or documents executed in connection with the credit(s) subject to this Agreement may calculate interest at a rate equal to the sum of an index rate of interest plus a margin rate of interest. In the event any index rate of interest would be less than 0.75%, then the index rate of interest shall be deemed to be 0.75% and the applicable promissory note or other instrument or document shall bear interest at a rate equal to the margin rate of interest.

(b)           Computation and Payment. Interest shall be computed on the basis set forth in each promissory note or other instrument or document required hereby. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c)           Unused Commitment Fee. Borrower shall pay to Bank a fee equal to 0.20% per annum (computed on the basis of a 360-day year, actual days elapsed) on the daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the first day of each quarter commencing on October 1, 2020.

(d)           Commercial Subfeature Letter of Credit Fees and Commissions. Borrower shall pay to Bank:

(i)            non-refundable up front issuance fees or commissions for the issuance, extension or increase of each commercial Subfeature Letter of Credit in an amount equal to Bank’s standard issuance fee or commission then in effect for the issuance, extension or increase of commercial letters of credit, with such fees and commissions payable at the time of issuance, extension or increase or, if applicable, by such later date as may be specified in a billing for such amount sent by Bank to Borrower; and

(ii)           fees or commissions for each drawing under any such commercial Subfeature Letter of Credit and for the occurrence of any transfer, assignment, amendment, cancellation or other activity with respect to any such commercial Subfeature Letter of Credit (including without limitation fees for document examination, discrepancies, acceptances, deferred payment, reinstatement, document delivery, special handling and other trade services), determined in accordance with Bank’s standard fees and charges then in effect for such activity, and correspondent bank fees and fees of any adviser, confirming institution or entity or other nominated person, with such fees and commissions payable at the time of such activity or, if applicable, by such later date as may be specified in a billing for such amount sent by Bank to Borrower.

(e)        Standby Subfeature Letter of Credit Fees and Commissions. Borrower shall pay to Bank:

(i)            non-refundable up front issuance fees or commissions for the issuance, extension or increase (including any auto-extension) of each standby Subfeature Letter of Credit in an amount equal to 1.25% per annum (computed on the basis of a 360 day year, actual days projected to elapse) of the face or increased amount, as applicable, of such standby Subfeature Letter of Credit calculated over the projected term thereof (up to the scheduled expiration date), with such fees and commissions payable at the time of issuance, extension or increase or, if applicable, by such later date as may be specified in a billing for such amount sent by Bank to Borrower; and

(ii)          fees or commissions for each drawing under any such standby Subfeature Letter of Credit and for the occurrence of any transfer, assignment, amendment, cancellation or other activity with respect to such standby Subfeature Letter of Credit (including without limitation fees for document examination, discrepancies, reinstatement, document delivery, special handling and other trade services), determined in accordance with Bank’s standard fees and charges then in effect for such activity, and correspondent bank fees and fees of any adviser, confirming institution or entity or other nominated person, with such fees and commissions payable at the time of such activity or, if applicable, by such later date as may be specified in a billing for such amount sent by Bank to Borrower.

SECTION 1.4 COLLECTION OF PAYMENTS. Except to the extent expressly specified otherwise in any Loan Document other than this Agreement, Borrower authorizes Bank to collect all amounts due to Bank from Borrower under this Agreement or any other Loan Document (whether for principal, interest or fees, or as reimbursement of drafts paid or other payments made by Bank under any credit subject to this Agreement) by debiting any deposit account maintained by Borrower with Bank for the full amount thereof. Should there be insufficient funds in Borrower’s deposit accounts with Bank to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.5 COLLATERAL. As security for all Obligations, Borrower shall grant to Bank a Lien of first priority in the Pledged Securities. The foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, control agreements, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank in-house counsel, if any), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees, search fees, and costs of appraisals, audits and title insurance. As used herein, “Obligations” means (a) all loans (including the advances made under the Line of Credit), debts, principal, interest (including any interest that accrues after the beginning of any proceeding under the Bankruptcy Code or any other state or federal bankruptcy or insolvency law, assignments for the benefits of creditors, receiverships and similar proceedings, in each case regardless of whether allowed or allowable in whole or in part as a claim in any such proceeding), premiums, liabilities, obligations (including indemnification obligations), fees, expenses (including any fees or expenses that accrue after the commencement of any bankruptcy, insolvency or similar proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such proceeding), guaranties, and all covenants and duties of any other kind and description owing by Borrower under or evidenced by this Agreement or any of the other Loan Documents or otherwise owing to Bank under any other present or future document, instrument or agreement, and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, sole, joint, several or joint and several, incurred in the past or now existing or hereafter arising, however arising, and including all interest not paid when due, and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all obligations indebtedness, liabilities, reimbursement obligations, fees, or expenses owing by Borrower to Bank or any of Bank’s affiliates with respect to any financial product or accommodation extended to Borrower, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, incurred in the past or now existing or hereafter arising, however arising. In addition, as used herein, “Lien” means, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or its income, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the above, and the filing of any financing statement or similar instrument under the Minnesota Uniform Commercial Code (as in effect from time to time) or comparable law of any jurisdiction.

SECTION 1.6 GUARANTIES; GUARANTOR SECURITY AGREEMENTS. The payment and performance of the Obligations shall be guaranteed jointly and severally by JDL Technologies, Incorporated, a Minnesota corporation (“JDL”), Ecessa Corporation, a Minnesota corporation (“Ecessa”), Transition Networks, Inc., a Minnesota corporation (“Transition Networks”), Twisted Technologies, Inc., a Georgia corporation (“Twisted Technologies”; collectively, JDL, Ecessa, Transition Networks and Twisted Technologies, together with each other person or entity that may execute a guaranty of the Obligations from time to time, the “Guarantors” and each a “Guarantor”), as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank. If at any time Suttle, Inc., a Minnesota corporation (“Suttle”), (x) owns assets with a value in excess of $1,500,000 in the aggregate, (y) acquires additional assets after the date hereof with an aggregate value in excess of $50,000, or (z) otherwise conducts any business operations other than those current activities conducted by it pursuant to a transition services agreement existing as of the date hereof (the “Suttle Transition Services Agreement”), Borrower agrees that it will cause Suttle to execute a guaranty in favor of Bank, in each case in form and substance acceptable to Bank.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, on the date hereof and on the date of each subsequent request for any extension of credit hereunder (including, without limitation, the issuance of any product under any subfeature contained herein, to the extent applicable), which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1 LEGAL STATUS. (a) Borrower is a corporation duly organized and validly existing and in good standing under the laws of Minnesota, and each subsidiary of Borrower is duly organized, validly existing and in good standing under the laws of the state of its formation or incorporation, and Borrower and each subsidiary of Borrower is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect; and (b) no member of the Borrowing Group (as defined below) is a Sanctioned Target (as defined below) of economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes or restrictions and anti-terrorism laws imposed, administered or enforced from time to time by the United States of America, the United Nations Security Council, the European Union, the United Kingdom, any other governmental authority with jurisdiction over Borrower or any member of the Borrowing Group (collectively, “Sanctions”). As used herein, “Borrowing Group” means: (i) Borrower,

(ii)   any direct or indirect parent of Borrower, (iii) any affiliate or subsidiary of Borrower (including each Guarantor), (iv) any Third Party Obligor (as defined below), and (v) any officer, director or agent acting on behalf of any of the parties referred to in items (i) through and including (iv) with respect to the obligations hereunder, this Agreement or any of the other Loan Documents. “Sanctioned Target” means any target of Sanctions, including (A) persons on any list of targets identified or designated pursuant to any Sanctions, (B) persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (C) persons that are a target of Sanctions due to their ownership or control by any Sanctioned Target(s), or (D) persons otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program. Suttle, Inc., a Minnesota corporation (“Suttle”), is a wholly-owned subsidiary of Borrower that has no assets or liabilities in excess of $1,500,000 and has no operations other than fulfilling its obligations under a transition services agreement.

SECTION 2.2 AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, security agreement, guaranty, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, as the same may be amended, restated, supplemented or otherwise modified, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower, Guarantor or the party which executes the same, in each case enforceable in accordance with their respective terms.

SECTION 2.3 NO VIOLATION. The execution, delivery and performance by Borrower and Guarantors of each of the Loan Documents to which they are a party do not violate any provision of any law or regulation, or contravene any provision of the organizational and governing documents of Borrower or any Guarantor, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or any Guarantor is a party or by which Borrower or any Guarantor may be bound.

SECTION 2.4 LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which involve more than $500,000 or which could reasonably be expected to have a material adverse effect on the financial condition or operation of Borrower or any Guarantor (individually or in the aggregate) other than those existing as of the date hereof and disclosed in Schedule 2.4 attached hereto.

SECTION 2.5 CORRECTNESS OF FINANCIAL STATEMENTS AND OTHER INFORMATION. The annual financial statement of Borrower dated December 31, 2019, and all interim or audited financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the December 31, 2019, there has been no material adverse change in the financial condition of

Borrower or any Guarantor (whether as a result of COVID-19 or otherwise), nor has Borrower or any Guarantor mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing. All information provided from time to time by Borrower, any Guarantor or any other Third Party Obligor to Bank for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes was complete and correct at the time such information was provided and, except as specifically identified to Bank in a subsequent writing, remains complete and correct today. Borrower and each Guarantor is solvent, and no transfer of property is being made by Borrower or any Guarantor and no obligation is being incurred by Borrower or any Guarantor in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or any Guarantor.

SECTION 2.6 TAXES. Borrower and each subsidiary of Borrower has timely filed all tax returns and reports required to be filed by it, and paid when due all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Borrower, each subsidiary of Borrower and their respective assets, income, businesses and franchises that are due and payable. Borrower does not know of any unpaid tax or assessment or proposed tax or assessment against Borrower or any of its subsidiaries except (a) as set forth on Schedule 2.6 and (b) taxes owing for current or future periods that are not yet due and payable.

SECTION 2.7 NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower or any Guarantor is a party or by which Borrower or any Guarantor may be bound that requires the subordination in right of payment of any of the Obligations to any other obligation of Borrower or any Guarantor.

SECTION 2.8 PERMITS, FRANCHISES. Except as the absence thereof would not reasonably be expected to have a material adverse effect on Borrower or any of its subsidiaries, Borrower and each subsidiary of Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9 ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred in the past six (6) years and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10 OTHER OBLIGATIONS; NO OTHER LIENS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation. None of Borrower, any Guarantor, or any subsidiary of Borrower or any Guarantor has granted a Lien in or otherwise encumbered any of its assets or properties except in favor of Bank and except for Permitted Liens.

SECTION 2.11 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 2.11 attached hereto, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12 SANCTIONS, ANTI-MONEY LAUNDERING AND ANTI-CORRUPTION LAWS. (a) each member of the Borrowing Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Anti-Money Laundering Laws and Anti-Corruption Laws (each as defined below), and Sanctions; and (b) to the best of Borrower’s knowledge, after due care and inquiry, no member of the Borrowing Group is under investigation for an alleged violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws by a governmental authority that enforces such laws. As used herein: “Anti-Corruption Laws” means: (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (ii) the U.K. Bribery Act 2010, as amended; and (iii)    any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business. “Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

SECTION 2.13 COMPLIANCE WITH LAWS, ETC. None of Borrower, any Guarantor, or any subsidiary of Borrower or any Guarantor is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. None of Borrower, any Guarantor, or any subsidiary of Borrower or any Guarantor is engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower, each Guarantor, and each subsidiary of Borrower and each Guarantor has complied in all material respects with the Federal Fair Labor Standards Act. None of Borrower, any Guarantor, or any subsidiary of Borrower or any Guarantor has violated any laws, ordinances or rules, the violation of which could reasonably be expected to result in a material adverse change or subject such parties to costs or liability in excess of $500,000.

ARTICLE III

CONDITIONS

SECTION 3.1 CONDITIONS TO THE EFFECTIVENESS OF THIS AGREEMENT. The effective date of this Agreement shall be (a) the date that each of the following conditions set forth in this Section 3.1 have been satisfied or waived, as determined by Bank, or (b) such alternative date to which Bank and Borrower may mutually agree, in each case as evidenced by Bank’s system of record. Notwithstanding the occurrence of the effective date of this Agreement, Bank shall not be obligated to extend credit under this Agreement or any other Loan Document until all conditions to each extension of credit set forth in Section 3.2 have been fulfilled to Bank’s satisfaction.

(a)           Approval of Bank Counsel. All legal matters incidental to the effectiveness of this Agreement shall be satisfactory to Bank’s counsel.

(b)           Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by all parties (as applicable):

(i)            This Agreement and each promissory note or other instrument or document required hereby.

(ii)           With respect to the Pledged Securities, the Security Agreement: Securities Account and Securities Account Control Agreement, in each case duly executed by Borrower, Bank and, with respect to such control agreement, Wells Fargo Securities, LLC.

(iii)       A guaranty, duly executed by each Guarantor.

(iv)         A copy of the current account agreement and recent account statement with respect to the Pledged Securities Account.

(v)          Completed Statements of Purpose for an Extension of Credit Secured by Margin Stock – FR U-1, in each case duly executed by Borrower.

(vi)         Uniform Commercial Code and other searches and all Uniform Commercial Code and other filings deemed necessary by Bank with respect to Borrower will have been completed and will have confirmed Bank’s first-priority Liens in the collateral pledged pursuant to the Loan Documents, and the results thereof will be otherwise satisfactory to Bank.

(vii)        Certificates of insurance and related endorsements thereto, noting Bank’s interest therein.

(viii)       Such other documents as Bank may require.

(c)           Satisfaction of Regulatory and Compliance Requirements. In addition to any requirements set forth above, and notwithstanding Borrower’s execution or delivery of this Agreement or any other Loan Document, all regulatory and compliance requirements, standards and processes shall be completed to the satisfaction of Bank.

SECTION 3.2 CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a)           Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) only as of such specified date), and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default (each, a “Default”), shall have occurred and be continuing or shall exist.

(b)           Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit, including, without limitation, the following:

(i)            For the issuance of a commercial letter of credit under any credit subject to this Agreement, Bank’s standard Application for Commercial Letter of Credit.

(ii)           For the issuance of a standby letter of credit under any credit subject to this Agreement, Bank’s standard Application for Standby Letter of Credit.

(iii)          For any credit extension that is subject to confirmation of compliance with any limitation on borrowings hereunder at the time it is made, if requested by Bank, a borrowing base certificate demonstrating compliance with such requirements.

(c)           Letter of Credit Documentation. Prior to the issuance of any letter of credit, Bank shall have received a Letter of Credit Agreement and any other letter of credit documentation required by Bank, in each case completed and duly executed by Borrower.

(d)           Payment of Fees. Bank shall have received payment in full of any fee required by any of the Loan Documents to be paid at the time such credit extension is made.

(e)           Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, any Guarantor or any other Third Party Obligor hereunder, if any, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower, Guarantor or any other Third Party Obligor, if any.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto and termination of all obligations of Bank under the Loan Documents, Borrower shall, and shall cause all Guarantors and subsidiaries of Borrower and Guarantors to, unless Bank otherwise consents in writing:

SECTION 4.1 PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2 ACCOUNTING RECORDS; INSPECTIONS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower; provided that, so long as no Default or Event of Default is continuing, such inspection, audit and examination shall be conducted with 48 hours’ written notice to Borrower. If at any time any change in generally accepted accounting principles would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Loan Document, Borrower and Bank shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) Borrower shall provide to Bank a written reconciliation in form and substance reasonably satisfactory to Bank, between calculations of such covenant and/or pricing grid made before and after giving effect to such change in generally accepted accounting principles.

SECTION 4.3 FINANCIAL STATEMENTS AND OTHER INFORMATION. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)           no later than 5 days after the last day of each month, a current account statement for the Pledged Securities Account as of such last day of the month, containing and accurate and complete statement of the Pledged Securities in the Pledged Securities Account;

(b)           as soon as available but no later than 45 days after each quarter end, a consolidated and consolidating unaudited balance sheet, income statement, statement of cash flow, and statement of owner’s equity with respect to Borrower, Guarantors and their respective subsidiaries during such period and compared to the prior period and plan, prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes, together with a corresponding discussion and analysis of results from management;

(c)           contemporaneously with each quarterly financial statement of Borrower required hereby, a certificate of the president or chief financial officer of Borrower, as applicable, that said financial statements are accurate, that Borrower is in compliance with all financial covenants in this Agreement (as evidenced by detailed calculations attached to such certificate), and that there exists no Default or Event of Default (a “Compliance Certificate”);

(d)           as soon as available but no later than 120 days after the end of each fiscal year of Borrower, consolidated and consolidating financial statements of Borrower, Guarantors and their respective subsidiaries for such fiscal year, audited by independent certified public accountants reasonably acceptable to Bank, prepared in accordance with GAAP, and certified, without any qualifications (including any (i) “going concern” or like qualification or exception, (ii) qualification or exception as to the scope of such audit, or (iii) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of owner’s equity and, if prepared, such accountants’ letter to management), together with a Compliance Certificate;

(e)           if and when filed by Borrower, copies of each form 10-Q quarterly report, form 10-K annual report, and form 8-K current reports, together with copies of any other filings made by Borrower with the Securities and Exchange Commission and any other information that is provided by Borrower to its shareholders generally;

(f)            from time to time such other financial and business information as Bank may reasonably request, including without limitation, copies of rent rolls and other information with respect to any real property collateral required hereby;

(g)           not later than March 31 of each year, a copy of Borrower’s consolidated and consolidating projections for such calendar year, to include balance sheet, income statement, statement of cash flows, and sources and uses of funds statement; and

(h)           from time to time such other information as Bank may request for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes.

SECTION 4.4    COMPLIANCE.

(a)           Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents under which Borrower or any Guarantor is organized and/or which govern Borrower and each Guarantor and their respective subsidiaries all laws, rules, regulations and orders of any governmental authority applicable to Borrower, any Guarantor and/or its business, and each subsidiary thereof and/or its business, the failure to maintain or comply with which could reasonably be expected to cause a material adverse change; and

(b)          comply with, and cause each member of the Borrowing Group to comply with, all Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws.

SECTION 4.5 INSURANCE. (a) Maintain and keep in force, for each business in which Borrower and each subsidiary of Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, commercial general liability, flood, and, if required by governmental regulation or Bank, hurricane, windstorm, seismic property damage, workers’ compensation, marine cargo insurance, and specific hazards affecting any real property, including terrorism, with all such insurance carried in amounts satisfactory to Bank and where required by Bank, with replacement cost, mortgagee loss payable and lender loss payable endorsements in favor of Bank, and (b) deliver to Bank prior to the date hereof, and from time to time at Bank’s request, schedules setting forth all insurance then in effect, together with a lender’s loss payee and other assignments and endorsements for all such insurance naming Bank as a lender loss payee with regard to property coverage and business interruption insurance and as additional insured with regard to liability insurance. Such insurance may be obtained from an insurer or through an insurance agent of Borrower’s choice, provided that any insurer chosen by Borrower is acceptable to Bank on such reasonable grounds as may be permitted under applicable law.

SECTION 4.6 FACILITIES. Keep all properties useful or necessary to Borrower’s and each of its subsidiaries’ businesses in good repair and condition, ordinary wear and tear excepted, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7 TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments.

SECTION 4.8 LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any subsidiary of Borrower involving more than $250,000 or which could reasonably be expected to cause a material adverse change.

SECTION 4.9 FINANCIAL CONDITION. Maintain Borrower’s consolidated financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)           Tangible Net Worth of not less than $35,000,000 at all times, reported to Bank on a quarterly basis. As used herein, “Tangible Net Worth” means the aggregate of total stockholders’, members’ and partners’ equity, as applicable, minus any intangible assets, minus any loans or advances to, or investments in, any affiliates or other related entities or individuals.

(b)          [Reserved.]

SECTION 4.10 NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter and in no event more than one (1) business day after the occurrence of each such event or matter described below with respect to Sanctions, Anti-Money

Laundering Laws, and Anti-Corruption Laws) give written notice to Bank in reasonable detail of: (a) the occurrence of any Default or Event of Default; (b) any change in the name or the organizational structure of Borrower or subsidiary of Borrower, including, by illustration, merger, conversion or division; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) any termination or cancellation of any insurance policy which Borrower or any subsidiary is required to maintain, or any loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s or any subsidiary’s property in excess of an aggregate of $250,000; or (e) any breach of any covenant contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws or the Borrower’s inability to make the representations and warranties contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws on any date, or the failure of any representations and warranties contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws to be true and correct in all respects on or as of any date.

SECTION 4.11 WINDDOWN OF SUTTLE. Within 45 days (or such longer period as agreed by Bank in writing) after Suttle’s completion of its obligations under the Suttle Transition Services Agreement, Borrower shall provide written notice of the same to Bank and shall (a) liquidate Suttle’s remaining assets, distribute all proceeds to Borrower and dissolve Suttle, or (b) merge Suttle into Borrower, and shall promptly deliver written evidence of such dissolution or merger, as applicable, to Bank.

SECTION 4.12 AMENDMENT OF ARTICLES. No later than June 30, 2021, Borrower shall deliver to Bank a copy of a duly approved and filed amendment to Borrower’s articles of incorporation reflecting the removal of any requirement that Borrower obtain its shareholders’ vote, approval or consent prior to granting a lien in, pledge of, or mortgage of any of Borrower’s assets (or any portion thereof).

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto and termination of all obligations of Bank under the Loan Documents, Borrower will not, and will not permit any Guarantor or subsidiary of Borrower and Guarantors to, without Bank’s prior written consent:

SECTION 5.1    USE OF FUNDS. SOURCES OF REPAYMENT AND COLLATERAL.

(a)           Use, or permit any member of the Borrowing Group to use, any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof, or directly or indirectly use any such proceeds to fund, finance or facilitate any activities, business or transactions: (i) that are prohibited by Sanctions; (ii) that would be prohibited by Sanctions if conducted by Bank or any of Bank’s affiliates; or (iii) that would be prohibited by any Anti-Money Laundering Laws or Anti-Corruption Laws.

(b)           Fund any repayment of the obligations hereunder or under any other Loan Document with proceeds, or provide any property as collateral for any such obligations, or permit any third party to provide any property as collateral for any such obligations, that is directly or indirectly derived from any transaction or activity that is prohibited by any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause Bank or any of Bank’s affiliates to be in violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)           Use, or permit any member of the Borrowing Group to use, any of the proceeds of any credit extended hereunder to purchase or carry margin stock or for any other purpose that violates the terms of Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

SECTION 5.2 CAPITAL EXPENDITURES. Make any additional investment in fixed or capital assets (including assets leased under capital leases), except to the extent constituting Permitted Indebtedness.

SECTION 5.3 [RESERVED].

SECTION 5.4 OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the Obligations, and (b) Permitted Indebtedness. As used herein:

(i)            “Indebtedness” means the following, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several: (A) all obligations for borrowed money (including recourse and other obligations to repurchase accounts or chattel paper under factoring, receivables purchase or similar financing arrangement or for the deferred purchase price of property or services); (B) all obligations in respect of surety bonds and letters of credit; (C) all obligations evidenced by notes, bonds, debentures or other similar instruments, (D) all capital lease obligations; (E) all obligations or liabilities of others secured by a Lien on any asset of Borrower, any Guarantor or any subsidiary of Borrower or any Guarantor, whether or not such obligation or liability is assumed; (F) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices); (G) all guaranties of the obligations of another Person; and (H) all obligations owing under any “swap agreement” as that term is defined in Section 101(53B)(A) of the United States Bankruptcy Code (which amounts will be calculated based on the amount that would be payable by the applicable Loan Party if such agreement were terminated on the date of determination) (such agreements under this clause (H) referred to herein as “Hedge Agreements”).

(ii)           “Permitted Indebtedness” means (A) Indebtedness described on Schedule 5.4 hereto; (B) purchase money indebtedness incurred in connection with the financing of the purchase of fixed assets (including capitalized leases permitted hereunder) in an aggregate amount outstanding at any time not to exceed $1,000,000; and (C) Indebtedness acquired in connection with a Permitted Acquisition, so long as such Indebtedness is either purchase money indebtedness or a capital lease with respect to Equipment or mortgage financing with respect to real property, such Indebtedness was in existence prior to the date of such Permitted Acquisition, and such Indebtedness was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

(iii)          “Permitted Acquisition” means an acquisition by Borrower of (A) assets constituting a business, division or product line of any entity not already a subsidiary of Borrower, or (B)  the capital stock or equity of any such entity (including by way of merger) as a result of which stock acquisition such entity shall become a subsidiary of Borrower or shall be merged with and into a subsidiary of Borrower, provided that (in each case):

(I)           no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed acquisition and the proposed acquisition is consensual;

(II)          no Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its subsidiaries as a result of such acquisition, other than Indebtedness permitted under clause (C) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result of such acquisition other than Permitted Liens;

(III)         if requested by Bank, Borrower has provided Bank with its due diligence package relative to the proposed acquisition, in form and substance reasonably satisfactory to Bank;

(IV)         Borrower has provided Bank with written notice of the proposed acquisition at least 15 business days prior to the anticipated closing date of the proposed acquisition and, not later than 5 business days prior to the anticipated closing date of the proposed acquisition, copies of the acquisition agreement and other material documents relative to the proposed acquisition, which agreement and documents must be reasonably acceptable to Bank;

(V)          the business activities of the acquired entity are substantially similar to the business activities conducted by Borrower or its subsidiaries at the time of the transaction or a reasonable extension thereof;

(VI)         in the case of any consolidation or merger, Borrower or an existing subsidiary of Borrower shall be the continuing or surviving corporation (provided, however, that under no circumstances may Borrower merge into or consolidate with any subsidiary of Borrower); and

(VII)        the purchase consideration payable in respect of all Permitted Acquisitions (including all proposed acquisitions and including all deferred payment and earn-out obligations) shall not exceed $5,000,000 in the aggregate in any rolling twelve-month period.

SECTION 5.5 MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Cause, permit, participate in or suffer to occur, any of the following (including by way of division): (a) merge with or consolidate with any other person or entity; provided, however, that a subsidiary of Borrower may merge into Borrower so long as Borrower is the surviving entity; (b) make any substantial change in the nature of the business of Borrower, any Guarantor or any subsidiary of Borrower or Guarantor as conducted as of the date hereof; (c) make any material change in the existing executive management personnel of an Borrower, any Guarantor or any subsidiary of Borrower or Guarantor; (d) except as expressly set forth in Section 4.11, liquidate or dissolve the business of Borrower, any Guarantor or any subsidiary of Borrower or Guarantor or make any change in the organizational structure of Borrower or any Guarantor (including, by illustration, by merger, conversion or division) that is not expressly permitted under the terms of a Loan Document; provided, however, that a Guarantor or a subsidiary of Borrower or a Guarantor may liquidate or dissolve so long as all of the rights and assets of such Guarantor or subsidiary are transferred and/or assigned to Borrower or a continuing Guarantor; (e) become a member or partner in a joint venture, partnership or limited liability company; (f) acquire all or substantially all of the assets of any other person or entity (or any division, business unit or line of business of any other entity), or acquire any assets outside the ordinary course of business of any Loan Party or any Subsidiary of any Loan Party, other than in connection with a Permitted Acquisition; (g) sell, lease, transfer or otherwise dispose of any of the assets of Borrower, any Guarantor or any subsidiary of Borrower or Guarantor, except for the sale of Inventory in the ordinary course of its business and except as permitted under the foregoing clause (d); (h) other than in connection with a Permitted Acquisition, create or acquire any subsidiary; provided, however, that if a subsidiary is created or acquired in connection with a Permitted Acquisition, Borrower shall cause such subsidiary to execute a guaranty of the Obligations and deliver copies of its organizational documents and other certificates as may be necessary in connection therewith, and such subsidiary shall thereafter be a Guarantor; (i) enter into any other transaction outside the ordinary course of business (including any sale and leaseback transaction); or (j) liquidate, wind up, or dissolve itself or suspend or cease operation of a substantial portion of its business (except in accordance with the foregoing clause (d)).

SECTION 5.6 GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower, any Guarantor or any subsidiary of Borrower or Guarantor, as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank and except those existing on the date hereof and disclosed on Schedule 5.6 hereto.

SECTION 5.7 LOANS, ADVANCES, INVESTMENTS. Make any Investment in any person or entity other than Permitted Investments. “Investment” means, with respect to any person or entity, any investment by such person or entity in any other person or entity (including affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (i) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business not to exceed $50,000 in the aggregate during any fiscal year of Borrower, and (ii) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, capital stock or equity, or all or substantially all of the assets of such other person or entity (or of any division or business line of such other person or entity), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with generally accepted accounting principles. “Permitted Investments” means (a) Investments in cash and cash equivalents; (b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business; (c) advances made in connection with purchases of goods or services in the ordinary course of business; (d) Investments owned by Borrower, any Guarantor or any subsidiary of Borrower or any Guarantor on the date hereof and disclosed on Schedule 5.7 hereto; (e) Investments by Borrower in any subsidiary of Borrower that is not a Guarantor in an aggregate outstanding amount not to exceed $100,000 at any time; and (f) other investments by Borrower in an aggregate amount not to exceed $1,000,000 per fiscal year.

SECTION 5.8    [RESERVED].

SECTION 5.9 PLEDGE OF ASSETS; LIENS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or Permitted Liens. As used herein, “Permitted Liens” means (a) Liens for unpaid taxes, assessments, or other governmental charges or levies that are not yet delinquent; (b) Liens set forth on Schedule 5.9 hereto; (c) the interests of lessors under operating leases and non-exclusive licensors under license agreements; and (d) purchase money Liens or the interests of lessors under capital leases to the extent that such Liens or interests secure Permitted Indebtedness consisting of purchase money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the cash proceeds, and (ii) such Lien only secures the purchase-money Indebtedness that was incurred to acquire the asset purchased or acquired.

SECTION 5.10 AFFILIATE TRANSACTIONS. Directly or indirectly enter into, or permit to exist, any material transaction with any Affiliate of Borrower or any Guarantor, except for: (a)  transactions that are in the ordinary course of the business of Borrower, such Guarantor or such subsidiary, and are on fair and reasonable terms that are no less favorable to Borrower, such Guarantor or such subsidiary than would be obtained in an arm’s length transaction with a non-affiliated person or entity; and (b) so long as it has been approved by Borrower’s, such Guarantor’s or such subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and directors of Borrower, such Guarantor or such subsidiary in the ordinary course of business and consistent with industry practice.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1 The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)           Borrower shall fail to pay when due any Obligation.

(b)           Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made (or deemed made).

(c)           Any default in the performance of or compliance with: (1) any collateral value requirement set forth herein or in any other Loan Document; (2) any negative covenant set forth in Article V hereof; (3) any affirmative covenant set forth in Article IV hereof requiring the delivery of financial statements and other information to Bank; or (4) any obligation, agreement or other provision contained herein or in any other Loan Document related to Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws.

(d)           Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those defaults specifically described as constituting an “Event of Default” under any other subsection of this Section 6.1), and with respect to such default(s) that by their nature can be cured (excluding any defaults specifically described as constituting an “Event of Default” under any other subsection of this Section 6.1, none of which shall be subject to a cure period), such default shall continue for a period of twenty (20) days from the earlier of (A) the date on which such failure shall first become known to or should have been known by any officer of Borrower, any Guarantor or any other Third Party Obligor or (B) the date on which written notice thereof is given to Borrower by Bank.

(e)           Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any Guarantor, the owner of any collateral securing the obligations hereunder or under any other Loan Document, or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, owner of pledged collateral, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any person or entity involving an aggregate amount of $250,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s obligations thereunder.

(f)            Borrower, any Guarantor or any other Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower, any Guarantor or any other Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party

Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower, any Guarantor or any other Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower, any Guarantor or any other Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g)          The filing of a notice of judgment lien against Borrower, any Guarantor or any other Third Party Obligor; or the recording of any abstract or transcript of judgment against Borrower, any Guarantor or any other Third Party Obligor in any county or recording district in which Borrower, any Guarantor or any such other Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower, any Guarantor or any other Third Party Obligor; or the entry of a judgment, order or award for the payment of money in an amount in excess of $250,000 in any one case or in excess of $500,000 in the aggregate (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage) is entered or filed against any Loan Party, or with respect to any of their respective assets against Borrower, any Guarantor or any other Third Party Obligor; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, any Guarantor or any other Third Party Obligor.

(h)          There shall exist or occur (i) any event or condition that Bank in good faith believes likely to materially impair, or is substantially likely to materially impair, the prospect of payment or performance by Borrower, any Guarantor, any other Third Party Obligor, or (ii) a material adverse change.

(i)           The death or incapacity of Borrower, any Guarantor or any other Third Party Obligor if an individual. The withdrawal, resignation or expulsion of any one or more of the general partners in Borrower, any Guarantor or any other Third Party Obligor if a partnership. The dissolution, division, or liquidation of Borrower, any Guarantor or any other Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower, any Guarantor or any such other Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution, division, or liquidation of Borrower, any Guarantor or any other Third Party Obligor.

(j)           The occurrence of a Change of Control. As used herein, “Change of Control” means that (a)  Borrower fails to own and control, directly or indirectly, 100% of the capital stock or equity interests, howsoever designated, of each of Suttle, JDL, Ecessa and Transition Networks, or (b) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20%, or more, of the capital stock of Borrower having the right to vote for the election of members of the board of directors of Borrower, or (c) a majority of the members of the board of directors do not constitute Continuing Directors, or (d) JDL fails to own and control, directly or indirectly, 100% of the Stock of Twisted Technologies. “Continuing Director” means (a) any member of the board of directors who was a director of Borrower on the date hereof, and (b) any individual who becomes a member of the board of directors Borrower after the date hereof if such individual was approved, appointed or nominated for election to the board of directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the board of directors in office at the date hereof in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

(k)           The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank’s prior written consent, of all or any part of or interest in any real property collateral required hereby (if any).

(l)            Borrower, any Guarantor or any other Third Party Obligor fails to perform any obligation under any other Loan Document to which it is a party (and such failure continues beyond any applicable period of cure or grace); or Borrower, any Guarantor or any other Third Party Obligor repudiates or revokes or purports to repudiate or revoke any obligation under any other Loan Document to which it is a party.

SECTION 6.2 REMEDIES. Upon the occurrence of any Event of Default: (a) all principal, unpaid interest outstanding and other indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice (except as expressly provided in any mortgage or deed of trust pursuant to which Borrower has provided Bank a lien on any real property collateral) become immediately due and payable without presentment, demand, protest or any notices of any kind, including without limitation, notice of nonperformance, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1 NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2 NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:     COMMUNICATIONS SYSTEMS, INC.

10900 Red Circle Drive

Minnetonka, MN 55343

Attn: Mark Fandrich, Chief Financial Officer

Email: mark.fandrich@commsysinc.com

BANK:                WELLS FARGO BANK, NATIONAL ASSOCIATION

[Account Number Redacted]

90 South Seventh Street

Minneapolis, MN 55402

Attn: Kael Peterson

Email: kael.peterson@wellsfargo.com

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the

U.S. mail, first class and postage prepaid; and (c) if sent by facsimile, upon receipt.

SECTION 7.3 COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law, reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel (if any)), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, whether or not suit is brought, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower, any Guarantor or any other person or entity. Whenever in this Agreement and the other Loan Documents Borrower is obligated to pay for the attorneys’ fees of Bank, or the phrase “reasonable attorneys’ fees” or a similar phrase is used, it shall be Borrower’s obligation to pay the attorneys’ fees actually incurred or allocated, at standard hourly rates, without regard to any statutory interpretation, which shall not apply, Borrower hereby waiving the application of any such statute. Notwithstanding anything in this Agreement to the contrary, reasonable attorneys’ fees shall not exceed the amount permitted by law.

SECTION 7.4 SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder.

SECTION 7.5 ENTIRE AGREEMENT; AMENDMENT. To the full extent permitted by law, this Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6 NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7 TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8 SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota (such State, Commonwealth or District is referred to herein as the “State”), but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

SECTION 7.11 BUSINESS PURPOSE. Borrower represents and warrants that each credit subject hereto is made for (a) a business, commercial, investment, agricultural or other similar purpose, (b)  the purpose of acquiring or carrying on a business, professional or commercial activity, or (c) the purpose of acquiring any real or personal property as an investment and not primarily for a personal, family or household use.

SECTION 7.12 RIGHT OF SETOFF; DEPOSIT ACCOUNTS. Upon and after the occurrence of an Event of Default, (a) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower’s obligations and liabilities under the Loan Documents (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Bank may exercise this remedy regardless of the adequacy of any collateral for the obligations of Borrower to Bank and whether or not the Bank is otherwise fully secured. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank to secure the payment of all obligations and liabilities of Borrower to Bank under the Loan Documents.

SECTION 7.13 JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS.

(a)                FORUM NON CONVENIENS. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THE LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF HENNEPIN, STATE OF MINNESOTA; PROVIDED, THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT BANK’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE BANK ELECTS TO BRING SUCH ACTION OR

WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER, EACH GUARANTOR AND BANK WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.

(b)          WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, EACH GUARANTOR AND BANK HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH OF BORROWER, GUARANTORS AND BANK REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)          SUBMISSION TO JURISDICTION. EACH OF BORROWER AND GUARANTORS HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF HENNEPIN AND THE STATE OF MINNESOTA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN ANY LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO ANY LOAN DOCUMENT AGAINST BORROWER OR ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(d)          WAIVER OF CLAIMS. NO CLAIM MAY BE MADE BY BORROWER OR ANY GUARANTOR AGAINST BANK OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY ANY LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH OF BORROWER AND GUARANTORS HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

SECTION 7.14 AMENDMENT AND RESTATEMENT; RELEASE. This Agreement constitutes an amendment to, and a complete restatement of, that certain Credit Agreement dated as of August 12, 2016 (as amended to date, the “Prior Credit Agreement”). The execution and delivery of this Agreement shall not constitute a novation of the Prior Credit Agreement or any indebtedness or other obligations owing to Bank thereunder. On the date hereof, the credit facilities described in the Prior Credit Agreement shall be amended, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of Borrower outstanding as of the date hereof shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without further action by any person or entity. Borrower hereby absolutely and unconditionally releases and forever discharges the Bank and any and all affiliates of Bank, participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description related to or arising out of the Prior Credit Agreement and each other loan document, agreement, instrument, letter of credit agreement, application or other document between Borrower and the foregoing, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Borrower has had, now has or has made claim to have against any such person or entity for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date hereof, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

Signature page follows

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the effective date set forth above.

COMMUNICATIONS SYSTEMS, INC.	WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	By:
Name: Mark D. Fandrich	Name: Kael Peterson
Title: Chief Financial Officer	Title: Senior Vice President

Signature Page to Credit Agreement

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the effective date set forth above.

COMMUNICATIONS SYSTEMS, INC.	WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	By:
Name:	Name: Kael Peterson
Title:	Title: Senior Vice President

Signature Page to Credit Agreement

SCHEDULES DELETED